Exhibit 10.2

EXECUTION COPY

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 21, 2014 (the “Effective Date”) is entered into by and between HC2 Holdings, Inc. (the “Company”), and Philip A. Falcone (“Executive”).

WHEREAS, the Company has offered to employ Executive, and Executive has agreed to be employed by the Company, pursuant to the terms of this Agreement,

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.	Term; Effectiveness. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company as an at-will employee as of the Effective Date. As an at-will employee, the Company may terminate Executive’s employment at any time, with or without reason, and Executive may resign at any time, with or without reason, both subject to the notice provisions in Section 5. The provisions of this Agreement will continue to apply unless and until Executive is informed in writing that it is being prospectively modified by the Company, or until it is superseded by a subsequent written agreement between Executive and the Company. The entire period during which Executive is employed by the Company is at times referred to herein as the “Employment Period.”

2.	Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

(a)	“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has a direct or indirect ownership interest of more than five (5) percent shall be treated as an Affiliate of the Company.

(b)	“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

(d)	“Subsidiary” means, with respect to any Person, (i) any corporation of which at least a majority of the voting power with respect to the capital stock is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, at least a majority of the total equity or other ownership interest therein.

(e)	“Termination Date” means the last day that Executive is employed by the Company. For the avoidance of doubt, the Termination Date shall mean the last date of employment, whether such day is selected by mutual agreement with Executive or unilaterally by the Company or by Executive and whether with or without advance notice.

3.	Duties and Responsibilities.

(a)	Executive agrees to be employed by the Company and be actively engaged in the business and activities of the Company and its Affiliates during the Employment Period, and to devote considerable time and attention to the Company and its Affiliates and the promotion of its business and interests and in no event less time than is reasonably required for the full performance of Executive’s duties and responsibilities hereunder. During the Employment Period, Executive agrees to use his reasonable best efforts to ensure that the business and activities of the Company and its Affiliates are conducted in compliance with all applicable laws, rules and regulations in all material respects. Executive shall be employed hereunder with the title Chairman, President & Chief Executive Officer of the Company with such duties and responsibilities customarily associated with those positions under Delaware law and as may be further directed from time to time by the Board of Directors of the Company (the “Board”) and reporting solely to the Board. Executive agrees to cooperate with reasonable requests of the Company to provide services to the Company’s Affiliates (including Harbinger Group Inc. and its Affiliates) in accordance with Company policies.

(b)	During the Employment Period, Executive shall use Executive’s best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder. For the avoidance of doubt, during the Employment Period except as otherwise expressly provided herein, Executive shall not (i) be permitted to become employed by, engaged in or to render services for any Person other than the Company and its Affiliates, (ii) be permitted to be a member of the board of directors of any Person (other than charitable or nonprofit organizations), in any case without the consent of the Company, and (iii) be directly or indirectly materially engaged or interested in any business activity, trade or occupation (other than employment with the Company and its Affiliates as contemplated by the Agreement); provided that nothing herein shall preclude Executive from engaging in charitable or community affairs and managing his personal investments to the extent that such other activities do not, subject to Section 7, conflict in any material way with the performance of Executive’s duties hereunder.

(c)	Notwithstanding anything in this Agreement to the contrary, Executive shall be permitted to continue to provide services to Harbinger Group Inc. and its subsidiaries and affiliates (the “HGI Entities”) and Harbinger Capital Partners LLC and its current and future portfolio companies (the “Harbinger Capital Entities”), on an aggregate basis that is substantially comparable in terms of commitment, engagement and involvement with the duties and responsibilities undertaken by Executive for the HGI Entities and the Harbinger Entities (other than the Company) (collectively, the “Harbinger Entities”) prior to the date hereof.

4.	Compensation and Related Matters.

(a)	Base Compensation. The Option (as defined in Section 4(f)) shall constitute the minimum compensation payable to Executive in respect of his services hereunder. Unless the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (“Board”) shall otherwise determine on the basis of an annual review of the issues, Executive shall not be paid a base salary (“Base Salary”) for his services rendered under this Agreement. Any Base Salary authorized by the Compensation Committee would be payable in accordance with payroll practices applicable to Company employees.

(b)	Annual Bonus. In addition to the Option and any Base Salary it determines to be payable, the Compensation Committee may authorize the Company to adopt an annual bonus plan payments under which are intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (an “Annual Bonus”). In addition to or in lieu of a Base Salary, the Compensation Committee, in its discretion, and in consultation with Executive in his capacity as Chairman, President and Chief Executive Officer, may include Executive as a participant under the Bonus Plan or to provide for a discretionary annual cash bonus to Executive. If granted, Executive shall be entitled to payment of the Annual Bonus, if any, only if Executive is employed by the Company on the payment date.

(c)	Benefits and Perquisites. During the Employment Period, Executive shall be entitled to participate in the benefit plans and programs commensurate with Executive’s position that are provided by the Company from time to time for comparable executives generally, subject to the terms and conditions of such plans. The Company may alter, modify, add to or delete from, or terminate any of its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by Executive, except that no such action shall adversely affect any previously vested rights of Executive under such plans.

(d)	Business Expense Reimbursements. The Company shall reimburse Executive for reasonable and properly documented business expenses incurred during the Employment Period in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement.

(e)	Vacation. During the Employment Period, if and to the extent that Executive is receiving a Base Salary, Executive shall be eligible for paid time off (“PTO”) of twenty-seven (27) days annually as provided in applicable Company policies. If no Base Salary is payable, Executive shall be entitled to such number of days off annually without pay.

(f)	Initial Equity Grant. Contemporaneously with the execution and delivery of this Agreement, the Company shall issue an option (the “Option”) to purchase 1,568,864 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $4.56 per share. The Option shall be exercisable for one-third of the shares subject to the Option immediately and an additional one-third of the shares covered by the Option shall become exercisable on each of the first and second anniversaries of the Effective Date; provided that, Executive shall surrender any shares purchased during the first year of this Agreement if his employment is terminated for any reason during such first year and the Option shall cease to be exercisable thirty (30) days after his termination of employment if his employment is terminated for any reason prior to the third anniversary of the Effective Date. The Option shall be substantially in the form attached hereto as Exhibit 4(f) and shall be non-transferable prior to the third anniversary of the Effective Date and shall have a term of ten (10) years.

(g)	Director Compensation. The Executive shall not be entitled to any compensation or director fees for his service on the Board.

5.	Termination of Employment.

(a)	Executive’s employment shall automatically and immediately terminate upon Executive’s death. Executive’s employment may be terminated by the Company at any time because of Disability (defined below), or for Cause (defined below), or for any reason other than Cause or Disability (“Without Cause”), by delivering notice of such termination, and may be terminated by Executive at any time for Good Reason (defined below) or for any other reason, provided, however, Executive shall be required to give the Company at least 30 days advance written notice of any resignation, and the Company shall be required to give Executive at least 30 days advance written notice of any termination Without Cause. The Company may, in its discretion, require Executive to cease performing services for the Company, in whole or part, during any portion of such 30 day notice period, in which event the Company will continue to pay Base Salary, if any, and provide benefits and calculate bonuses, if any, through the end of such 30 day period.

(b)	Following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall cease as of the Termination Date, except as otherwise provided herein, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued but unpaid Base Salary, if any, and PTO, if applicable, and unreimbursed expenses under Section 4(d) incurred through the Termination Date, (ii) for the payment of any non-deferred cash portion of any discretionary Bonus awarded in respect of the fiscal year prior to the fiscal year in which termination of employment occurs but unpaid as of the Termination Date (which will be paid when such non-deferred cash portion of the discretionary Bonus would otherwise be payable), (iii) as set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, and (iv) as otherwise expressly required by applicable statute. Notwithstanding any provision to the contrary in this Agreement (including the above provisions of this paragraph), if Executive’s employment is terminated for Cause or if Executive resigns without Good Reason, Executive shall not be entitled to receive any previously unpaid portion of the current or any prior fiscal year’s discretionary bonus.

(c)	If Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason (defined below), then, in addition to the entitlements described in Section 5(b), Executive shall be entitled to severance payments and benefits in accordance with, and subject to the terms of, the Company’s Severance Benefits Policy (whether written or unwritten) applicable to senior officers of the Company, as in effect as of the Termination Date. For purposes of this Agreement:

(i)

“Cause” means: (A) Executive’s willful misconduct in the performance of his duties for the Company that causes material injury to the Company, (B) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (or the equivalent of a felony in a jurisdiction other than the United States), or Executive’s willfully engaging in illegal conduct that is detrimental to the Company, (C) Executive’s material breach of Sections 7, 8 or 10 of this Agreement, (D) Executive’s willful violation of the Company’s written policies in a manner that is detrimental to the best interests of the Company; (E) Executive’s fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company; (F) Executive’s act of personal dishonesty that results in personal profit in connection with Executive’s employment with the Company; (G) Executive’s breach of fiduciary duty owed to the Company; or (H) Executive’s willful negligent of his duties, which results in the loss of a material amount of capital of the Company or its Affiliates (the Company shall make the determination of materiality and shall promptly communicate such determination to Executive); provided, however, that Executive shall be provided a ten (10)-day period to cure any of the events or occurrences described in the immediately preceding clauses (C) or (D) hereof, to the extent curable. For purposes hereof, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. An act, or failure to act, based on specific authority given pursuant to a resolution or in accordance with a policy duly adopted by the Board shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(ii)	“Disability” means Executive’s incapacity, due to mental, physical or emotional injury or illness, such that Executive is substantially unable to perform his duties hereunder for a continuous period of ninety calendar days, or for more than a total of 85 business days during any 12 month period, subject to reasonable accommodation provisions of applicable laws.

(iii)	“Good Reason” means the occurrence, without Executive’s express written consent, of (A) a material diminution in Executive’s authority, duties or responsibilities; (B) in the event that the Compensation Committee has authorized payment of Base Salary, any diminution in such Base Salary; or (C) if he Compensation Committee has made Executive a participant in any bonus plan or arrangement, any modification of the Company’s bonus arrangement in a manner that materially reduces Executive’s reasonable opportunity to achieve such bonus, provided that the good faith exercise by the Company of negative discretion in accordance with the Company’s bonus plan shall not constitute Good Reason. Executive shall give the Company a written notice specifying in detail the event or circumstances claimed to give rise to Good Reason within 30 days after Executive has knowledge that an event or circumstances constituting Good Reason has occurred, and if Executive fails to provide such timely notice, then such event or circumstances will no longer constitute Good Reason. The Company shall have 30 days to cure the event or circumstances described in such notice, and if such event or circumstances are not timely cured, then Executive must actually terminate employment within 90 days following the specified event or circumstances constituting Good Reason; otherwise, such event or circumstances will no longer constitute Good Reason.

(d)	Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Executive is then serving thereon.

(e)	The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder. Subject to Section 20 and applicable laws, the Company may offset any amounts due and payable by Executive to the Company or its Subsidiaries against any amounts the Company owes Executive hereunder.

6.	Acknowledgments.

(a)	Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its Subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)	Executive acknowledges (i) that the business of the Company and its Affiliates is global in scope, without geographical limitation, and capable of being performed from anywhere in the world, and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the world.

(c)	Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon

Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every commitment and restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area, in light of (i) the scope of the business of the Company and its Affiliates, (ii) the importance of Executive to the business of the Company and its Affiliates, (iii) Executive’s position with the Company, (iv) Executive’s knowledge of the business of the Company and its Affiliates and (v) Executive’s relationships with the Company’s clients or customers. Accordingly, Executive agrees (x) to be bound by the provisions of Sections 7, 8, 9, 10 and 11, it being the intent and spirit that such provisions be valid and enforceable in all respects and (y) acknowledges and agrees that Executive shall not object to the Company, (or any other intended third-party beneficiary of this Agreement) or any of their respective successors in interest enforcing Sections 7, 8, 9, 10 and 11 of this Agreement. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 7, 8, 9, 10, and 11 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

7.	Noncompetition and Nonsolicitation.

(a)	Executive agrees that Executive shall not, directly or indirectly, whether by Executive, through an Affiliate or in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person:

(i)	while an employee of the Company and during the same number of months as the Executive is provided severance pursuant to the Company Severance Guidelines, engage, directly or indirectly, in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) within the United States (including its territories or possessions), and/or other territories (in which the Company, its Affiliates or Subsidiaries conduct business as of the Termination Date) that competes in the United States and/or such other territories with the Company, its Subsidiaries or Affiliates (“Competitive Activities”) or any business that acquires all or substantially all of the assets of, or is otherwise a successor to, the Company (an “Other Employing Entity”);

(ii)	while an employee of the Company and during the period ending on the eighteen (18) month anniversary of Executive’s Termination Date, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of, or other Person who performs services for the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries to resign or leave the employ or engagement of the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee or Person, or any other Person who provided services to the Company or any of their respective Affiliates during the six (6) months prior to such hiring, employment, engagement or contracting, to perform services other than for the benefit of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries;

(iii)	while an employee of the Company and during the period ending on the 18 month anniversary of Executive’s Termination Date, solicit, entice, encourage, influence, accept payment from, or provide services to, or attempt to solicit, entice, encourage, influence or accept payment from, or assist any other Person, firm or corporation, directly or indirectly, in the solicitation of or providing services to, any Client (as defined below) or any Prospective Client (as defined below), for the direct or indirect benefit of any competitor of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive’s duties to the Company;

(iv)	while an employee of the Company and during the period ending on the 18 month anniversary of Executive’s date of termination of employment, directly or indirectly request or advise any Client or Prospective Client to alter, reduce, terminate, withdraw, curtail, or cancel the Client’s or Prospective Client’s business with the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive’s duties to the Company; or

(v)

while an employee of the Company and during the period ending on the 18 month anniversary of Executive’s Termination Date, solicit any agents, advisors, independent contractors or consultants of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries who are under contract or doing business with the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries to terminate, reduce or divert business with or from the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries.

(vi)	For purposes of this Agreement, “Client” means a Person to whom the Company, its Subsidiaries or Affiliates sold goods or provided services, and with whom Executive had substantial contacts, dealings or client relationship responsibilities (either directly or through supervising other employees who had such responsibilities) on behalf of the Company, its Subsidiaries or its Affiliates, at any time while Executive is employed by the Company (the “Look Back Period”) (but if Executive is not employed by the Company at the time of any activity described in Section 7(a)(iii) and 7(a)(iv), then the Look Back Period will not be longer than one (1) year prior to Executive’s last day of employment), provided, however, a Client does not include any Person who became a client of the Company, its Affiliates or Subsidiaries both (A) as a result of a professional or social relationship that Executive developed with such Person before becoming employed by the Company or any of its Affiliates, and (B) without investment or assistance by the Company; and “Prospective Client” shall mean those Persons (X) that the Company is actively soliciting or undertaken meaningful efforts to solicit; and (Y) with whom Executive has met or with respect to which Executive has obtained Confidential Information in the course of or as a result of his performance of his duties to the Company.

(b)	Notwithstanding Section 7(a), it shall not constitute a violation of Section 7(a) for Executive to hold not more than two percent (2%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in Competitive Activities.

(c)	The restrictive periods set forth in the Section 7(a) shall be deemed automatically extended by any period in which Executive is in violation of any of the provisions of Section 7(a), to the extent permitted by law.

(d)	If a final and non-appealable judicial determination is made by a court of competent jurisdiction that any of the provisions of this Section 7 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined).

(e)	Moreover, and without limiting the generality of Section 13, notwithstanding the fact that any provision of this Section 7 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of any such provision.

(f)	Nothing in this Section 7 shall in any way preclude, restrict or otherwise limit Executive from providing services to the Harbinger Entities to the extent permitted under Section 3(c), including, for the avoidance of doubt, following his termination of employment.

8.	Nondisclosure of Confidential Information.

(a)	Executive acknowledges that the Confidential Information obtained by Executive while employed hereunder by the Company and its Affiliates is the property of the Company or its Affiliates, as applicable. Therefore, Executive agrees that Executive shall not, whether during or after the Employment Period, disclose, share, transfer or provide access to any unauthorized Person or use for Executive’s own purposes or any unauthorized Person any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall, unless prohibited by law, promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)

For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the Company and its Affiliates, or any of their respective present or former members, partners, directors, employees or agents, or the family members thereof, including, without limitation, all business information (whether or not in written form) which relates to any of the foregoing Persons, or any of their respective customers, suppliers or contractors or any other third parties in respect of which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: investment methodologies, investment advisory contracts, fees and fee schedules; investment performance of the accounts managed by the Company or its respective Affiliates (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer or investor lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; analyses or plans relating to the acquisition or development of businesses, or relating to the sale of Subsidiaries or Company assets; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation, employee evaluations, or other personnel-related information; contracts; and supplier lists. Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or their respective Subsidiaries and Affiliates, except that Executive may disclose information concerning such dispute to the court or arbitrator that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute). Executive acknowledges and agrees that the Track Records were the work of teams of individuals and not any one individual and are the exclusive property of the Company and its Affiliates, and agrees that he shall in no event claim the Track Records as his own following termination of his employment for the Company.

(c)	Except as set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s immediate family and Executive’s financial and legal advisors, or if previously disclosed by the Company in any public filing, or as may be required by law or ordered by a court or applicable under Section 12 of this Agreement. Executive further agrees that any disclosure to Executive’s financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)	Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

9.	Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its Subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while employed hereunder by the Company or its Subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company and its Subsidiaries and Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment hereunder and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its Subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

10.	Intellectual Property Rights.

(a)

Executive agrees that the results and proceeds of Executive’s employment by the Company or its Subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, Track Record, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from, or developed in the course of, services performed by Executive for the Company while employed by the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of

Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)	Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all reasonable and lawful things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 10(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of Executive’s employment by the Company. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to provide reasonable assistance to the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Employment Period.

(c)	Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

11.	Nondisparagement.

(a)	During Executive’s employment with the Company and thereafter, Executive agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Company, its Affiliates and their respective present or former members, partners, directors, employees or agents, and the family members thereof, any Disparaging (defined below) remarks, comments or statements concerning the Company its Affiliates, or any of their respective present and former members, partners, directors, officers, employees or agents.

(b)	In the event (i) Executive’s employment terminates for any reason; and (ii) Executive provides the Company with an irrevocable waiver and general release in favor of the Released Parties in the Company’s customary form that has become effective and irrevocable in accordance with its terms, the Company agrees that the members of the Board shall not make, publish, or communicate at any time to any person or entity any Disparaging (defined below) remarks, comments or statements concerning Executive, except nothing herein shall prevent the Company from making truthful statements regarding Executive’s termination as required or, in the discretion of the Board, deemed advisable to be made in the Company’s or any Affiliate’s public filings.

(c)	For the purposes of this Section 11, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.

(d)	Notwithstanding the foregoing, this Section 11 does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent Executive from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

12.	Notification of Employment or Service Provider Relationship. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 7, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered to the Company not later than seven (7) days prior to the date on which Executive is scheduled to commence such employment or engagement.

13.	Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 7, 8, 9, 10 or 11 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post a bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 7, 8, 9, 10 or 11 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

14.	Representations of Executive; Advice of Counsel.

(a)	Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Employment Period and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)	Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

15.

Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of the Employment Period, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after his employment with the Company has terminated and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than forty (40) hours of his time per year with respect to this Section 15, except that such forty (40) hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

16.	Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

17.	Assignment.

(a)	This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void.

(b)	This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)	Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and any successor or assign to all or substantially all of the Company’s business or assets.

18.

Arbitration. Any controversy, claim or dispute between the parties relating to Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement (other than any controversy or claim arising under Section 7 or Section 8), shall be resolved by arbitration in New York County, New York, in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the

Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Section 7 or Section 8 of the Agreement (for which Section 19 shall provide the sole and exclusive venue), (c) to change or modify any provision of this Agreement, (d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration to the fullest extent permitted by applicable law, and one-half ( 1⁄2) of the costs of the arbitrator.

19.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions, except that Section 18 and any arbitration proceeding pursuant to Section 18 shall be governed by the Federal Arbitration Act (“FAA”) to the extent it is applicable and by New York law to the extent that the FAA is not applicable. Furthermore, as to Section 7 and Section 8, Executive and the Company each agrees and consents to submit to personal jurisdiction in the state of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. Executive and the Company further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Section 7 and Section 8 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Executive and the Company waive any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. Further, Executive and the Company waive any right he may otherwise have to a trial by jury in any action to enforce the terms of this Agreement. The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 27, or such other updated address as has been provided to the other party from time to time in accordance with Section 26. Each party shall bear its own costs and expenses (including their respective attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

20.	Amendment; No Waiver; Section 409A

(a)	No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).

(b)	The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)	It is the intention of the Company and Executive that this Agreement comply with the requirements of Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(d)	Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement is designated as separate payments.

(e)	For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.

(f)	To the extent that any reimbursements pursuant to Section 4(e), 4(g) or 15 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4(e), 4(g) and 15 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

21.	Indemnification. To the extent permitted by law and the Company’s governing documents and applicable insurance agreements, Company shall indemnify Executive, hold Executive harmless, and make advances for expenses (including attorneys and costs) to Executive (subject to Executive’s providing an undertaking to repay Company that is acceptable to Company) with respect to any and all losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and causes of action imposed on, incurred by, asserted against or to which Executive may otherwise become subject by reason of or in connection with any act or omission of Executive, including any negligent act or omission, for and on behalf of Company that occurs during Executive’s employment with the Company or in connection with Executive providing cooperation to the Company as set forth in Section 15, that Executive reasonably and in good faith believes is in furtherance of the interest of Company, unless such act or omission constitutes gross negligence or intentional misconduct or is outside of the scope of Executive’s authority, provided, however, that this Section 21 shall not be construed to grant Executive a right to be indemnified by Company for actions or proceedings brought by Company for breach or anticipated breach of this Agreement by Executive.

22.	Severability. If any provision or any part thereof of this Agreement, including Sections 7, 8, 9, 10 and 11 hereof, as applied to either party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

23.

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

24.	Survival. The rights and obligations of the parties under the provisions of this Agreement (including without limitation, Sections 7 through 13, Section 15 and Section 21) shall survive, and remain binding and enforceable, notwithstanding the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

25.	No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

26.	Clawback. Executive acknowledges that to the extent required by applicable law or written company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Discretionary Bonus and any other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

27.	Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to Executive at the most recent address listed in Company records and to the Company at the following address (or at such other address for a party as shall be specified by like notice):

If to the Company:	Andrea Mancuso
Attn: Legal Department
460 Herndon Parkway, Suite 150
Herndon, VA 20170

28.

Background Check. Upon execution, this Agreement is offer of employment that is contingent upon the completion of a background investigation (including a drug screening, credit check, criminal history check, confirmation of prior employment, and confirmation of educational background) satisfactory to the Company in its sole discretion and the Executive providing legally required documentation of eligibility to work in the United States (“Background Check”). Following the successful completion of the Background Check this Agreement shall be a binding agreement of the parties in accordance with its terms; provided that, the Company may waive the requirement to obtain or complete a

Background Check at any time. The Executive agrees to submit to a drug screening, to execute all documentations and take all action required in connection with the completion of the Background Check. The Executive acknowledges that he or she is not an employee of the Company until the Employee has received notification from the Company that the Background Check has been completed to the satisfaction of the Company in its sole discretion.

29.	Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

30.	Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (PDF), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

EXECUTION COPY

IN WITNESS WHEREOF. this Agreement has been duly executed by the parties as of the date first written above.

HC2 Holdings, Inc.

By:
Name:	Andrea L. Mancuso
Title:	Acting General Counsel

Philip A. Falcone

Attach: Exhibit 4(f) Form of Option

[Signature Page to Employment Agreement]